(Face of Security)

                                                                     EXHIBIT 4.2



THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO UBS AG, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 5 ON THE FACE OF THIS SECURITY.

CUSIP NO. 90261KANO

                                     UBS AG

                           MEDIUM-TERM NOTES, SERIES A

                               -------------------

                CONTINGENT RATE FORENS(SM) DUE JANUARY 22, 2002
          (Principal Protected U.S. Dollar Denominated One-Touch FORENS
             Linked to Japanese Yen/U.S. Dollar Spot Exchange Rate)

                               -------------------


         The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

FACE AMOUNT:  $1,000

PRINCIPAL AMOUNT: on the Maturity Date, the Company shall redeem this Security for 100% of the Face Amount hereof in U.S. dollars.

CALCULATION AGENT:  UBS Warburg LLC.

DEFEASANCE: neither full defeasance nor covenant defeasance applies to this Security.

CONTINGENT COUPON: 9.0% per annum if the Calculation Agent determines that a spot foreign exchange transaction of at least $3 million trades in the interbank foreign exchange market at a Japanese yen/U.S. dollar spot exchange rate equal to or greater than 138.0 Japanese yen per U.S. dollar during the period between 4:00 p.m., New York City time, on July 12, 2001 and 10:00 a.m., New York City time, on January 15, 2002. If no Trigger Event occurs, the FORENS will not bear any interest.

TRADE DATE:  July 12, 2001

SETTLEMENT DATE:  July 19, 2001

FINAL DETERMINATION DATE: January 15, 2002

STATED MATURITY DATE:  January 22, 2002

LISTING:  American Stock Exchange.

BOOKING BRANCH:  UBS AG, Jersey Branch



                    (Face of Security continued on next page)

                               (Face of Security)

OTHER TERMS:

         All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

         "Business Day" means any day that is not a Saturday, a Sunday or a day on which the banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close and that is also a day on which commercial banks and foreign exchange markets settle payments in U.S. dollars in The City of New York.

         "Contingent Coupon" means the contingent coupon of 9.0% payable if, but only if, a Trigger Event (as defined below) occurs.

                   "Default Amount" means, on any day, an amount in U.S. dollars equal to the sum of (i) the principal amount of the Security and (ii) the cost of having a Qualified Financial Institution expressly assume the Company's contingent obligation in respect of the due and punctual payment of the Contingent Coupon with respect to the Security as of that day as if no default or acceleration had occurred, or undertake the Company's contingent obligations in respect of the due and punctual payment of the Contingent Coupon on the same economic terms as are provided for by the Security. Such cost will equal the lowest amount that a Qualified Financial Institution (selected as provided below) would charge to effect such assumption or undertaking. During the Default Quotation Period, each of the Holder of the Securities and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption or undertaking and notify the other in writing of such quotation. The amount referred to in clause (ii) above will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption or undertaking by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount. The "Default Quotation Period" will be the period beginning on the day the Default Amount first becomes due and ending on the third Business Day after such due day, unless no such quotation is so obtained, or unless every such quotation so obtained is objected to within five Business Days after such due day as provided above, in which case the Default Quotation Period will


                    (Face of Security continued on next page)

                               (Face of Security)

continue until the third Business Day after the first Business Day on which prompt notice is given of such a quotation as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, in no event shall the default quotation period extend beyond the Final Determination Date.

         "Final Determination Date" means January 15, 2002.

         "Qualified Financial Institution" means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor's Ratings Group or any successor, or P-1 or higher by Moody's Investors Service, Inc. or any successor, or, in either case, such other comparable rating, if any, then used by such rating agency.

         "Settlement Date" means July 19, 2001.

         "Stated Maturity Date" means January 22, 2002 or, if such day is not a Business Day, the next succeeding Business Day.

         "Trade Date" means July 12, 2001.

         "Trigger Event" means that the Calculation Agent determines that one or more consecutive spot foreign exchange transactions amounting to at least $3 million have traded in the interbank foreign exchange market through the Electronic Broking System or Reuters 2002 systems, or have been traded by the Company or one of its affiliates in the interbank foreign exchange market, at a Japanese yen/U.S. dollar spot exchange rate equal to or greater than 138.0 Japanese yen per U.S. dollar, during the period between 4:00 p.m., New York City time, on July 12, 2001 and 10:00 a.m., New York City time, on January 15, 2002. The Calculation Agent will not review any other source of information in the interbank foreign exchange market for Japanese yen/U.S. dollar spot transactions, and no other transactions or information on exchange rates will have any effect on whether a Trigger Event has occurred. The Calculation Agent will observe only those transactions that occur during the hours between 5:00 a.m. Sydney time on any Monday and 5:00 p.m. New York City time on any Friday during that period. The Calculation Agent will count as a single transaction (i) two or more transactions if they are executed consecutively within the same dealing system; and (ii) two or more transactions if they are traded consecutively by UBS or one of its affiliates in the interbank foreign exchange market, and together relate to an aggregate amount of at least $3 million.


                    (Face of Security continued on next page)

                               (Face of Security)

                             -----------------------

         1. Promise to Pay Principal and Interest
            -------------------------------------

         UBS AG, a corporation duly organized and existing under the laws of Switzerland (herein called the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay, or cause to be paid, to Cede & Co., as nominee for The Depository Trust Company, on the Stated Maturity Date, 100% of the Outstanding Face Amount as provided under "Principal Amount" and if the Calculation Agent determines that a Trigger Event has occurred, to pay, or cause to be paid, interest on the Outstanding Face Amount, from and including July 19, 2001 to but excluding the Stated Maturity Date, at the rate of 9.0% per year. If no such Trigger Event occurs, the Security will not bear any interest.

         2. Payment of Interest
            -------------------

         If a Trigger Event occurs and interest becomes payable, then the interest so payable will be paid in U.S. dollars to the Person to whom the Principal Amount is payable.

         3. Principal Amount
            ----------------

         The principal of this Security that becomes due and payable on the Stated Maturity Date shall be equal to the Face Amount hereof. The principal of this Security that becomes due and payable upon acceleration of the Maturity hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When payment has been made, or such payment has been made available, as provided herein, the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation.

         4. Role of Calculation Agent
            -------------------------

         The Calculation Agent will be solely responsible for (x) the determination of whether a Trigger Event has occurred, (y) all determinations and calculations regarding the Default Amount, and (z) all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion (and, in the case of any determination as to whether a Trigger Event has occurred, in good faith and in a commercially reasonable manner), and absent manifest error all determinations and calculations made by the Calculation Agent shall be final and binding on the Company, the


                    (Face of Security continued on next page)

                               (Face of Security)

Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

         The Company shall take such action as shall be necessary to ensure that there is at all relevant times a financial institution serving as the Calculation Agent hereunder. The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as such agent. Insofar as this Security provides for the Calculation Agent to obtain prices or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are such agent, Affiliates of such agent or Affiliates of the Company.

         5. Tax Characterization
            --------------------

         By its purchase of this Security, the Holder, on behalf of itself and any other Person having a beneficial interest in this Security, hereby agrees with the Company (in the absence of an administrative determination or judicial ruling to the contrary) that each of the Holder and the Company will characterize this Security for all U.S. federal income tax purposes as (i) a debt instrument that is not subject to Section 988 of the Internal Revenue Code and (ii) as not having accrued any portion of the Contingent Coupon prior to the occurrence of a Trigger Event and as accruing the Contingent Coupon notably over the entire term of the Security (including for the period prior to the occurrence of a Trigger Event once a Trigger Event occurs).

         6. Payment and Delivery
            --------------------

         Payment of any amount payable on this Security in cash will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the Final Determination Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York; provided, however, that, at the option of the Company, payment of interest may


                    (Face of Security continued on next page)

                               (Face of Security)


be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided further, however, that payment or delivery at Maturity shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment or delivery may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture. In lieu of making any delivery of property it is obligated hereunder to make, the Company shall be entitled to cause such delivery to be made on its behalf, provided such delivery is otherwise made as provided herein.

         7. Holidays
            --------

         Notwithstanding any provision of this Security or of the Indenture, if any delivery or payment of principal or interest would otherwise be due on this Security on a day (the "Specified Day") that is not a Business Day, such delivery or payment may be made (or such principal or interest may be made available for delivery or payment) on the next succeeding Business Day with the same force and effect as if such delivery or payment were made on the Specified Day. The provisions of this Section shall apply to this Security in lieu of the provisions of Section 114 of the Indenture.

         8. Reverse of this Security
            ------------------------

         Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         9. Certificate of Authentication
            -----------------------------

         Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.


                    (Face of Security continued on next page)

                               (Face of Security)

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.



                                      UBS AG

                                      By
                                         -------------------------------
                                         Name:  Robert B. Mills
                                         Title: Managing Director


                                      By
                                         -------------------------------
                                         Name:  Robert C. Dinerstein
                                         Title: Managing Director


         This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated:


                                      U.S. BANK TRUST NATIONAL ASSOCIATION,
                                      AS TRUSTEE


                                      By
                                         ------------------------------------
                                               Authorized Signatory

                              (Reverse of Security)

         This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities") issued and to be issued in one or more series under an Indenture, dated as of November 21, 2000 (herein called the "Indenture", which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust National Association, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

         This Security is one of the series designated on the face hereof, limited to an aggregate initial offering price not to exceed $25,000,000 (or the equivalent thereof in any other currency or currencies or currency units), which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to "this series" mean the series designated on the face hereof.

         Payments under the Securities will be made without withholding or deduction for or on account of any present or future tax, duty, assessment or governmental charge imposed upon or as a result of such payments by Switzerland or any jurisdiction in which a branch of the Company through which the Securities are issued is located (or any political subdivision or taxing authority thereof or therein) (a "Relevant Jurisdiction"), ("Taxes"), unless required by law. To the extent any such Taxes are so levied or imposed, the Company will, subject to the exceptions and limitations set forth in Section 1007 of the Indenture, pay such additional amounts ("Additional Amounts") to the Holder of any Security who is not a resident of the Relevant Jurisdiction as may be necessary in order that every net payment of the principal of and interest on such Security and any other amounts payable on such Security, after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount provided for in such Security to be then due and payable.

         If at any time as a result of any change in or amendment to the laws or regulations of a Relevant Jurisdiction affecting taxation, or a change in any application or interpretation of such laws or regulations (including the decision of any court or tribunal) either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Trade Date in making any payment of, or in respect of, the principal amount of, or any premium or interest on, the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than 10 nor more than 60 days' notice by mail, at any time thereafter, in whole but not in part, at the election of the


                  (Reverse of Security continued on next page)

                              (Reverse of Security)

Company as provided in the Indenture at their principal amount, together in the case of any such redemption with any accrued but unpaid interest to, the Redemption Date.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

         As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any interest hereon on or after the respective due dates expressed herein.

         No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and, if a Trigger Event has occurred, the interest on this Security as herein provided.


                  (Reverse of Security continued on next page)

                              (Reverse of Security)

         As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate Face Amount, will be issued to the designated transferee or transferees.

         This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

         No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

         THIS SECURITY AND THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.